Exhibit 23.2

Consent of Independent Registered Certified Public Accounting Firm

        We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 333-91901, 333-73186, 333-98259 and 333-101546) pertaining to Teltronics, Inc. Savings Plan, the Registration Statement (Form S-8 No. 333-45968) pertaining to Teltronics, Inc. 2000 Employee Stock Purchase Plan and the Registration Statements (Form S-8 Nos. 333-91905 and 333-45372) pertaining to Teltronics, Inc. 1995 Incentive Stock Option Plan, of our report dated March 15, 2004, with respect to the consolidated financial statements and schedule of Teltronics, Inc. included in the Annual Report (Form 10-K) for the year ended December 31, 2004.

/s/ Ernst & Young LLP

Tampa, Florida
March 30, 2005